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                                                                    EXHIBIT 4.23


                                  TRANSLATION

                                                  Date: July 18, 2000

To: DongGuan Houjie Town Huangguan Industrial Estate Committee Wan Pui Ming Secretary

From:   Jetcrown Industrial (DongGuan)Limited
        Construction Works - General Manager: Mr. Ng Kang Chuen

C.C.:   Board of Directors - Jetcrown Industrial Limited

                             SUPPLEMENTARY AGREEMENT

        At the end of last year, through the recommendation of DongGuan Houjie Town Huangguan Industrial Estate Committee, our Company purchases a land, which is formerly known as "Kam Ngai Po Garden" with an area of 117,966 square meters. The related party of the Village agrees to assist to apply for a land use permit. However, the application is not yet successful after several months.

        Recently, Wan Pui Ming, the Secretary, gave a reply to the manager of our company, Mr. Kam, that the land use permit should be ready before August, 2000.

        In order to complete the construction work earlier, our Company had already invested a certain sum in the area of leveling the land.

        With an authorization from the board of directors of our Company, together with the negotiations between Wan, the Secretary and Mr. Kam, we agree that if the related party of the Village cannot complete the land use permit application within a reasonable time, the DongGuan Houjie Town Huangguan Industrial Estate Committee shall compensate our Company a sum including the deposit paid by our Company and our investment on the construction work. We set out August 31, 2000 shall be the time limit of a reasonable time. This supplementary agreement will become a valid legal document after signed by the representatives of both parties.


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                                  TRANSLATION

                     "RIGHT OF LAND USE" TRANSFER AGREEMENT

Party A :     DongGuan Houjie Town Huangguan Industrial Estate Committee

Party B :     Jetcrown Industrial (DongGuan) Limited

        Through the sufficient negotiation of Party A and Party B and according to the principles of fairness and mutual benefit, the Parties agree to sign the following terms and conditions, to lay out the responsibilities of both parties regarding the sale of land to Party B as an industrial land. Both parties will comply with this agreement.

1.      Location, time and consideration

        Party A will sell the land which situates at the formerly known as Kam Ngai Po Garden of Huangguan Industrial Estate Committee to Party B so as to treat as the factory premise. Construction area is 117,978 sq.m. (The exact area and location will be according to that of the formerly Kam Ngai Po Garden of Houjie Real Property Company and Kam Ngai Po Company). The period is 50 years (according to the time limit of the Land Permit), roughly from January 1, 2000 to December 31, 2049. The consideration involved is DOLLARS ONE HUNDRED THIRTY FIVE RENMINBI (RMB 135.00) per square meter, the total consideration is DOLLARS FIFTEEN MILLION NINE HUNDRED TWENTY SEVEN THOUSAND AND THIRTY RENMINBI (RMB 15,927,030.00).

2.      The collection method of management fee

        The management fee for industrial used land is at CENTS EIGHTY RENMINBI (RENMINBI 0.80) per square meter. The payment will be made at once per quarter, in other words, the Party B should pay the management fee for the previous quarter on or before 10th of the first month of each quarter. If Party B pay the fee after the deadline, Party A reserves the right to charge a penalty which equals to 0.5% on the total overdue amount. The management fee will be increased by 7% for every 5 years.

3.      Responsibilities of both parties

        (1) Party B will be responsible to the property on the industrial land. Other than that, Party B will be responsible to install the water and electricity facilities. Regarding this area, Party A will be responsible to provide assistance and cooperation so as-to achieve the "San Tone Yat Ping".


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        (2)     During running the business, Party B should ensure safe
                production, running its business in a civilize manner, and he should obey the relevant rules, regulations and policies of the country, city and town. He should also pay the relevant tax of the department. In addition, he should purchase insurance policy for the factory workers. He should take the initiative to take part of the local welfare activities.

        (3) On signing the contract, Party B should pay 10% of the total consideration, ie. DOLLARS ONE MILLION FIVE HUNDRED NINETY TWO THOUSAND SEVEN HUNDRED AND THREE RENMINBI (RMB 1,592,703.00) to Party A as the deposit Then Party A should arrange the sale of the Land Permit. Party B should pay 15% of the total consideration within 3 weeks after the sale of the Land Permit, that is DOLLARS TWO MILLION THREE HUNDRED EIGHTY NINE THOUSAND FIFTY FOUR AND CENTS FIFTY RENMINBI (RMB 2,389,054.50) to Party
                A. The balance payment should be paid within the forthcoming five weeks. If Party B cannot pay up the total consideration before the due date, Party A will treat it as the termination of contract automatically and he will repossess the land. The amount paid by Party B before will be treated as loss compensation and Party A will not refund it then. If Party A cannot arrange the transfer of Land Permit, the total deposit will be refunded to Party B. Regarding the handling charge of transfer the Land Permit, Party B will be held fully responsible. The related charges of the Country Land Department will be paid by Party B directly.

        (4) Within 24 months from signing the contract, Party A will not charge management fee as this period will be treated as construction period. The pathway along the riverside having 900 meters length and 15 meters breadth will be designed by Party A and Party B will be responsible to pay the charges on construction of roads, pedestrians and drainage. From January 1, 2002 to December 31, 2002, Party A will charge a yearly management fee DOLLARS SIX HUNDRED THOUSAND RENMINBI
                (RMB 600,000.00). The yearly management fee for 2003 and 2004 will be DOLLARS SIX HUNDRED SEVENTY THOUSAND RENMINBI
                (RMB 670,000.00). From 2005 onwards, the management fee will be DOLLARS ONE MILLION ONE HUNDRED FIFTY THOUSAND RENMINBI
                (RMB 1,150,000.00) per year. The management fee will be increased by 10% for every five years.


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        (5)     During the contract period, if Party B requires to transfer the property right to third party, he should then inform Party A. Party B should also sign a contract with third party which requires third party to comply with the terms and conditions of the original contract. They should complete all the related procedures on transfer of contract.

        (6) Upon the expiry of the contract, the relevant buildings and the water and electricity facilities and other immovable properties belong to Party A unconditionally.

        (7) Party B can run one or more than one enterprises on the land. Party A should help out to set up the enterprise. Party A will delegate staff to act as the plant manager, declaration officer, accountant and cashier etc. of each enterprise so as to assist the enterprise to carry out the factory management. The salaries and wages of the staff will be paid by Party B. During the tenure period, Party B reserves the right to request Party A to replace the staff if he finds that they are unsuitable to the posts.

4.      Others

        (1) During the contract period, if the superior department wants to take requisition of this land because of the establishment planning needs, then the compensation for the building on the land belongs to Party B. In addition, the compensation for the land belongs to Party B. On the other hand, the compensation for the "San Tone Yat Ping" etc. foundation facilities, land management fee and the land subsidy compensation to peasants paid by country belongs to Party A.

        (2) Upon one year before the expiry of the contract, if Party B wants to use the land continuously, he can negotiate with Party A and apply with the Superior Country Land Department to complete the procedures on defer the use of the land. Regarding the charge on management fee etc, it will be determined by both parties according to the situations at that time.

        (3) During the contract period, if there is economic problem arise due to the change in Country or Superior's policies, both parties can solve the problems through negotiation.

        (4) If there shall be anything not provided in the agreement or any other special situations, both parties can negotiate a supplementary at any time.


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5.      This contract is made in 6 copies, it takes effect after signed by the representatives of both parties and certified by notarization bureau.

Party A : DongGuan Houjie Town Huangguan Industrial Estate Committee
Representative:

Party B : Jetcrown Industrial (DongGuan) Limited
Representative:

Additional Conditions: 1. Party A should provide an authorization letter signed and chopped from "Dong Guan Houjie Town Real Property Co." to Party B. The letter should clearly stated the details including the location, surface area and the consideration of the captioned industrial land and the Company authorized Party A the right to deal with the sale of the captioned land and to collect the consideration for the deal. Such request makes this contract more sound in the legal aspect

Party A : DongGuan Houjie Town Huangguan Industrial Estate Committee
Representative :        (Signed)

Party B : Jetcrown Industrial (DongGuan) Limited
Representative :        (Signed)

                                              January 3, 2000